Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Second Quarter Net Income of $1.9 Million or $0.18 per Diluted Share

Renton, Washington – July 26, 2017 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended June 30, 2017, of $1.9 million, or $0.18 per diluted share, compared to net income of $2.3 million, or $0.22 per diluted share, for the quarter ended March 31, 2017, and $1.4 million, or $0.11 per diluted share, for the quarter ended June 30, 2016. In the first six months of 2017, net income was $4.2 million, or $0.40 per diluted share, compared to net income of $3.3 million, or $0.26 per diluted share, for the comparable six‑month period in 2016.

The Company also announced that the Bank has received Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions approval for the acquisition of four branches located in King and Snohomish counties from Opus Bank. The transaction is scheduled to close during the third quarter of 2017, subject to customary closing conditions. In connection with the transaction, the Bank will assume approximately $102 million in deposits associated with the branches, based on deposits as of December 31, 2016, for a deposit premium of 3.125%, based on the prior 20-day average deposit balance at the time the transaction closes. Certain expenses relating to this transaction are required to be expensed as-incurred, including approximately $319,000 in data processing, legal and other conversion-related expenses recognized during the quarter ended June 30, 2017.

Net loans receivable increased to $861.7 million at June 30, 2017, from $838.8 million at March 31, 2017, and $766.0 million at June 30, 2016.

The Company recorded a $100,000 provision for loan losses in the quarter ended June 30, 2017, compared to a $200,000 provision for loan losses in the quarter ended March 31, 2017, and a $600,000 provision for loan losses in the quarter ended June 30, 2016. The provision for loan losses in the most recent quarter was primarily due to the growth in net loan receivables, offset by payoffs and credit improvements to certain adversely graded loans. The provisions in the prior periods were also primarily due to growth in net loans receivable during those quarters.

"We were pleased with our loan growth and the opening of a new office during the quarter," stated Joseph W. Kiley III, President and Chief Executive Officer. "Average balances of net loans receivable increased to $844.9 million for the quarter ended June 30, 2017, compared to $825.3 million for the quarter ended March 31, 2017, and $726.1 million for the quarter ended June 30, 2016.  We are also pleased to report that our aircraft lending platform continues to gain momentum in the first half of 2017, with balances increasing to $6.2 million at June 30, 2017, compared to $2.8 million at March 31, 2017, and none at June 30, 2016," continued Kiley.

"We recently opened a new branch office in the Crossroads area of Bellevue, Washington, and have received regulatory approval for a new office at The Junction, a new, mixed use development in Bothell, Washington, scheduled to open in the fourth quarter of 2017.

Both of these offices utilize our state-of-the-art branch model implementing a smaller, efficient footprint, and are staffed with experienced local bankers," concluded Kiley.

The following table presents a breakdown of our total deposits and average cost of funds by branch office (unaudited):
	Three Months Ended June 30, 2017
	Period-End Balance
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total	Average cost of deposits
	(Dollars in thousands)
King County
Renton	$31,899	$17,689	$25,909	$199,682	$327,788	$-	$602,967	0.88%
Landing	426	319	26	9,163	5,898	-	15,832	1.12
Crossroads	8	4	-	1,731	25	-	1,768	1.03
Total King County	32,333	18,012	25,935	210,576	333,711	-	620,567

Snohomish County
Mill Creek	1,557	1,694	699	10,319	5,413	-	19,682	0.90
Edmonds	1,236	1,353	34	11,311	5,904	-	19,838	1.01
Total Snohomish County	2,793	3,047	733	21,630	11,317	-	39,520

Total retail deposits	35,126	21,059	26,668	232,206	345,028	-	660,087	1.09
Brokered deposits	-	-	-	-	-	75,488	75,488	1.67
Total deposits	$35,126	$21,059	$26,668	$232,206	$345,028	$75,488	$735,575	0.98%

As noted earlier, the Bank is expanding its footprint with the purchase of four branches from Opus Bank. These branches are located in Woodinville, Snohomish, Lake Stevens, and Arlington, Washington. As of December 31, 2016, the deposits in these locations totaled approximately $102 million and consisted of approximately 32% checking accounts, 51% savings and money market accounts, and 17% in certificates of deposit, carrying an aggregate cost of funds of approximately 0.56%. The final deposit composition and aggregate cost of funds will vary based on the composition of deposits acquired at the closing of the transaction.

Additional highlights for the quarter ended June 30, 2017:
•
On May 22, 2017, the Company's Board of Directors authorized the repurchase of up to 1.1 million shares of the Company's common stock, or 10% of its outstanding shares, effective on May 30, 2017, and expiring on or before November 30, 2017. At June 30, 2017, the Company had repurchased 22,700 shares at an average price of $15.93 per share under this stock repurchase plan.

•
Money market account deposits increased to $232.2 million during the quarter ended June 30, 2017, an increase of $13.6 million, or 6.2%, from March 31, 2017, and increased $35.1 million, or 17.8%, from June 30, 2016.

•	Our portfolio of aircraft loans increased to $6.2 million at June 30, 2017, compared to $2.8 million at March 31, 2017.
•	The Company's book value per share was $13.00 at June 30, 2017, compared to $12.84 at March 31, 2017, and $12.71 at June 30, 2016.
•	The Bank's Tier 1 leverage and total capital ratios at June 30, 2017, were 11.5% and 15.2%, respectively, compared to 11.6% and 15.6% at March 31, 2017, and 12.0% and 15.7% at June 30, 2016.

Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $100,000 provision for loan losses for the quarter ended June 30, 2017. The following items contributed to this provision during the quarter:

•	The Company's net loans receivable increased $22.9 million during the quarter to $861.7 million at June 30, 2017, from $838.8 million at March 31, 2017, and was $766.0 million at June 30, 2016.
•
During the quarter, the Bank received payoffs on adversely graded loans totaling $9.9 million. In addition, credit quality ratings were upgraded on loans totaling $4.3 million during the quarter, decreasing the amounts of reserve deemed necessary to set aside for those loans.

•	There were $85,000 in delinquent loans (loans over 30 days past due) at June 30, 2017, compared to no delinquent loans at March 31, 2017, and $720,000 at June 30, 2016.
•	Nonperforming loans declined to $583,000 at June 30, 2017, compared to $602,000 at March 31, 2017, and $1.1 million at June 30, 2016.
•	Nonperforming loans as a percentage of total loans remained low at 0.07% at both June 30, 2017, and March 31, 2017, compared to 0.14% at June 30, 2016.
The ALLL represented 1.29% of total loans receivable, net of undisbursed funds, at June 30, 2017, compared to 1.31% at March 31, 2017, and 1.30% at June 30, 2016. Nonperforming assets totaled $2.4 million at June 30, 2017, compared to $2.9 million at March 31, 2017, and $3.4 million at June 30, 2016.

The following table presents a breakdown of our nonperforming assets (unaudited):
				Three
	Jun 30,	Mar 31,	Jun 30,	Month	One Year
	2017	2017	2016	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$528	$545	$1,019	$(17)	$(491)
Consumer	55	57	64	(2)	(9)
Total nonperforming loans	583	602	1,083	(19)	(500)

OREO	1,825	2,281	2,331	(456)	(506)

Total nonperforming assets (1)	$2,408	$2,883	$3,414	$(475)	$(1,006)

Nonperforming assets as a
percent of total assets	0.22%	0.27%	0.34%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.6% of our TDRs were performing in accordance with their restructured terms at June 30, 2017. The remaining 0.4% of TDRs that were nonperforming at June 30, 2017, are reported above as nonperforming loans.

OREO totaled $1.8 million at June 30, 2017, compared to $2.3 million at both March 31, 2017, and June 30, 2016, with the declining balance attributable to sales of properties and market value adjustments of OREO. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.

The following table presents a breakdown of our TDRs (unaudited):
	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$106	$109	$189	$(3)	$(83)
Total nonperforming TDRs	106	109	189	(3)	(83)

Performing TDRs:
One-to-four family residential	19,152	21,790	30,116	(2,638)	(10,964)
Multifamily	1,146	1,152	1,580	(6)	(434)
Commercial real estate	3,660	3,683	4,941	(23)	(1,281)
Consumer	43	43	43	-	-
Total performing TDRs	24,001	26,668	36,680	(2,667)	(12,679)
Total TDRs	$24,107	$26,777	$36,869	$(2,670)	$(12,762)

Net interest income for the second quarter of 2017 increased to $9.0 million, compared to $8.9 million for the first quarter of 2017, and $8.2 million in the second quarter of 2016, due primarily to the growth in average balances of loans outstanding.

Total interest income increased to $11.3 million during the quarter ended June 30, 2017, compared to $11.0 million during the quarter ended March 31, 2017, and $9.9 million in the quarter ended June 30, 2016. The increase related primarily to growth in average balances in loans receivable, including continued growth in higher yielding construction and commercial real estate loans.

Total interest expense was $2.3 million for the quarter ended June 30, 2017, compared to $2.1 million for the quarter ended March 31, 2017, and $1.7 million for the quarter ended June 30, 2016. The higher level of interest expense in the most recent two quarters compared to the quarter ended June 30, 2016, was the result of higher average deposit balances and Federal Home Loan Bank ("FHLB") advances that were utilized primarily to fund the growth in net loans receivable, along with increased costs as a result of a higher interest rate environment. Average balances outstanding for FHLB advances were $184.4 million for the quarter ended June 30, 2017, compared to $171.5 million for the quarter ended March 31, 2017, and $123.1 million for the quarter ended June 30, 2016. A portion of this borrowing growth included the addition of $50 million in short term FHLB advances, concurrent with an interest rate swap for the same amount entered into in October 2016. Under the terms of the interest rate swap, the Bank committed to pay a fixed rate of 1.34% for five years on a notional amount of $50 million, and in exchange, will receive a floating rate of return paid quarterly, based on three-month LIBOR for the five-year term of the agreement. At June 30, 2017, the value of this interest rate swap was $1.1 million. The Bank entered into this arrangement in its efforts to manage its interest risk, providing protection in a rising rate environment. The average cost of FHLB advances and other borrowings was 1.24% for the quarter ended June 30, 2017, compared to 1.05% for the quarter ended March 31, 2017, and 0.89% for the quarter ended June 30, 2016. Brokered certificates of deposit totaled $75.5 million at June 30, 2017, and March 31, 2017, and $65.6 million at June 30, 2016.

The following table presents a breakdown of our total deposits (unaudited):
	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$35,126	$36,190	$25,137	$(1,064)	$9,989
Interest-bearing demand	21,059	21,584	17,062	(525)	3,997
Statement savings	26,668	27,415	31,143	(747)	(4,475)
Money market	232,206	218,578	197,129	13,628	35,077
Certificates of deposit, retail	345,028	355,452	324,127	(10,424)	20,901
Certificates of deposit, brokered	75,488	75,488	65,612	-	9,876
Total deposits	$735,575	$734,707	$660,210	$868	$75,365

Our net interest margin was 3.60% for the quarter ended June 30, 2017, compared to 3.64% for the quarter ended March 31, 2017, and 3.63% for the quarter ended June 30, 2016. The change between quarters is primarily attributed to increased costs associated with interest-bearing liabilities due to the recent increases in short term interest rates.

Noninterest income for the quarter ended June 30, 2017, totaled $731,000 compared to $535,000 for the quarter ended March 31, 2017, and $708,000 for the quarter ended June 30, 2016. The most recent quarterly change was due primarily to an increase in wealth management revenue to $307,000 for the quarter ended June 30, 2017, compared to $140,000 for the quarter ended March 31, 2017, and $281,000 for the quarter ended June 30, 2016. Loan related fees, a component of other noninterest income, increased to $120,000 in the quarter ended June 30, 2017, compared to $35,000 in the quarter ended March 31, 2017, and $81,000 in the quarter ended June 30, 2016, primarily due to higher levels of prepayment penalties in the second quarter of 2017. Net gain on sales of investments also increased to $56,000 in the quarter ended June 30, 2017, compared to no gain for either the quarter ended March 31, 2017, or the quarter ended June 30, 2016.

Noninterest expense for the quarter ended June 30, 2017, increased to $6.8 million from $6.1 million in the quarters ended March 31, 2017, and June 30, 2016. The increase in noninterest expense in the current quarter compared to the prior quarter was due primarily to higher expenses incurred to support the Company's growth initiatives, including legal and data processing expenses related to the branch acquisitions discussed above, and as compared to the quarter ended June 30, 2016, higher salaries and employee benefits as a result of new hires and annual wage increases. Changes to the Company's unfunded commitment reserve, which is included in other general and administrative expenses, also contributed to the increase in noninterest expense from the quarter ended March 31, 2017, with an expense of $98,000 in the quarter ended June 30, 2017, compared to a $41,000 recovery in the quarter ended March 31, 2017, but was down from the $153,000 expense in the quarter ended June 30, 2016. The increase in our construction lending activity was the primary reason for the greater increase to the unfunded commitment reserve in the quarter ended June 30, 2016. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities, and reflects changes in the amounts that the Company has committed to fund but has not yet disbursed.

The Company's federal income tax provision also experienced significant variances during the periods presented. Specifically, in the quarter ended March 31, 2017, stock option exercises resulted in a significantly lower federal income tax provision as compared to the quarters ended June 30, 2017, and June 30, 2016, since similar stock option exercise activity did not occur in those two periods. These stock option exercises occurred at prices higher than originally estimated, resulting in higher allowable expense recognition for tax purposes.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its five full-service banking offices, including its newest office in Bellevue, Washington. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016	Three Month Change	One Year Change

Cash on hand and in banks	$7,418	$6,066	$6,051	22.3%	22.6%
Interest-earning deposits with banks	10,996	20,007	31,454	(45.0)	(65.0)
Investments available-for-sale, at fair value	133,951	129,662	136,028	3.3	(1.5)
Loans receivable, net of allowance of $11,285, $11,158, and $10,134, respectively	861,672	838,768	766,046	2.7	12.5
Premises and equipment, net	19,501	18,912	18,206	3.1	7.1
Federal Home Loan Bank ("FHLB") stock, at cost	8,902	8,102	7,631	9.9	16.7
Accrued interest receivable	3,165	3,389	3,158	(6.6)	0.2
Deferred tax assets, net	2,620	2,907	3,438	(9.9)	(23.8)
Other real estate owned ("OREO")	1,825	2,281	2,331	(20.0)	(21.7)
Bank owned life insurance ("BOLI"), net	28,721	27,534	23,700	4.3	21.2
Prepaid expenses and other assets	2,937	2,892	1,193	1.6	146.2
Total assets	$1,081,708	$1,060,520	$999,236	2.0%	8.3%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$35,126	$36,190	$25,137	(2.9)%	39.7%
Interest-bearing deposits	700,449	698,517	635,073	0.3	10.3
Total Deposits	735,575	734,707	660,210	0.1	11.4
Advances from the FHLB	191,500	171,500	161,500	11.7	18.6
Advance payments from borrowers for taxes and insurance	2,183	4,092	2,144	(46.7)	1.8
Accrued interest payable	286	237	114	20.7	150.9
Other liabilities	8,650	8,235	5,813	5.0	48.8
Total liabilities	938,194	918,771	829,781	2.1	13.1

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
11,041,865 shares at June 30, 2017, 11,035,791 at March 31, 2017, and
13,327,916 shares at June 30, 2016	110	110	133	0.0%	(17.3)%
Additional paid-in capital	98,469	98,186	131,312	0.3	(25.0)
Retained earnings, substantially restricted	51,844	50,702	44,640	2.3	16.1
Accumulated other comprehensive loss, net of tax	(984)	(1,042)	423	(5.6)	(332.6)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,925)	(6,207)	(7,053)	(4.5)	(16.0)
Total stockholders' equity	143,514	141,749	169,455	1.2	(15.3)
Total liabilities and stockholders' equity	$1,081,708	$1,060,520	$999,236	2.0%	8.3%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016	Three Month Change	One Year Change
Interest income
Loans, including fees	$10,352	$10,027	$9,048	3.2%	14.4%
Investments available-for-sale	887	845	757	5.0	17.2
Interest-earning deposits with banks	42	44	47	(4.5)	(10.6)
Dividends on FHLB Stock	62	82	44	(24.4)	40.9
Total interest income	11,343	10,998	9,896	3.1	14.6
Interest expense
Deposits	1,776	1,691	1,441	5.0	23.2
FHLB advances and other borrowings	570	445	272	28.1	109.6
Total interest expense	2,346	2,136	1,713	9.8	37.0
Net interest income	8,997	8,862	8,183	1.5	9.9
Provision for loan losses	100	200	600	(50.0)	(83.3)
Net interest income after provision for loan losses	8,897	8,662	7,583	2.7	17.3

Noninterest income
Net gain on sale of investments	56	-	-	n/a	n/a
BOLI income	116	201	225	(42.3)	(48.4)
Wealth management revenue	307	140	281	119.3	9.3
Other	252	194	202	29.9	24.8
Total noninterest income	731	535	708	36.6	3.2

Noninterest expense
Salaries and employee benefits	4,409	4,285	3,841	2.9	14.8
Occupancy and equipment	579	480	488	20.6	18.6
Professional fees	482	439	561	9.8	(14.1)
Data processing	519	240	251	116.3	106.8
Net (gain) loss on sale of OREO property	(5)	-	89	n/a	(105.6)
OREO market value adjustments	-	50	-	(100.0)	n/a
OREO related (reimbursements) expenses, net	(15)	(10)	(14)	50.0	7.1
Regulatory assessments	112	96	117	16.7	(4.3)
Insurance and bond premiums	98	99	86	(1.0)	14.0
Marketing	52	48	40	8.3	30.0
Other general and administrative	605	341	613	77.4	(1.3)
Total noninterest expense	6,836	6,068	6,072	12.7	12.6
Income before federal income tax provision	2,792	3,129	2,219	(10.8)	25.8
Federal income tax provision	924	785	779	17.7	18.6
Net income	$1,868	$2,344	$1,440	(20.3)	29.7%

Basic earnings per share	$0.18	$0.23	$0.12
Diluted earnings per share	$0.18	$0.22	$0.11
Weighted average number of common shares outstanding	10,363,345	10,319,722	12,390,234
Weighted average number of diluted shares outstanding	10,500,829	10,504,046	12,530,720

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016	One Year Change
Interest income
Loans, including fees	$20,379	$17,775	14.6%
Investments available-for-sale	1,732	1,432	20.9
Interest-earning deposits with banks	86	160	(46.3)
Dividends on FHLB Stock	144	91	58.2
Total interest income	22,341	19,458	14.8
Interest expense
Deposits	3,467	2,924	18.6
FHLB advances and other borrowings	1,015	570	78.1
Total interest expense	4,482	3,494	28.3
Net interest income	17,859	15,964	11.9
Provision for loan losses	300	500	(40.0)
Net interest income after provision for loan losses	17,559	15,464	13.5

Noninterest income
Net gain on sale of investments	56	-	n/a
BOLI	317	391	(18.9)
Wealth management revenue	447	491	(9.0)
Other	446	306	45.8
Total noninterest income	1,266	1,188	6.6

Noninterest expense
Salaries and employee benefits	8,694	7,615	14.2
Occupancy and equipment	1,059	996	6.3
Professional fees	921	1,029	(10.5)
Data processing	759	441	72.1
Net (gain) loss on sale of OREO property	(5)	87	(105.7)
OREO market value adjustments	50	257	(80.5)
OREO related (reimbursements) expenses, net	(25)	(34)	(26.5)
Regulatory assessments	208	237	(12.2)
Insurance and bond premiums	197	174	13.2
Marketing	100	78	28.2
Other general and administrative	946	965	(2.0)
Total noninterest expense	12,904	11,845	8.9
Income before federal income tax provision	5,921	4,807	23.2
Federal income tax provision	1,709	1,542	10.8
Net income	$4,212	$3,265	29.0%

Basic earnings per share	$0.41	$0.26
Diluted earnings per share	$0.40	$0.26
Weighted average number of common shares outstanding	10,341,654	12,567,464
Weighted average number of diluted shares outstanding	10,503,023	12,718,155

The following table presents a breakdown of our loan portfolio (unaudited):

	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$5,580	0.6%	$7,841	0.8%	$26,416	3.1%
Other multifamily	120,304	12.5	113,877	12.5	105,773	12.5
Total multifamily	125,884	13.1	121,718	13.3	132,189	15.6

Non-residential:
Office	95,256	9.9	101,369	11.1	97,375	11.5
Retail	99,482	10.3	105,233	11.5	95,649	11.3
Mobile home park	21,851	2.3	20,519	2.2	23,290	2.7
Warehouse	21,491	2.2	21,575	2.4	15,479	1.8
Storage	35,121	3.6	35,290	3.9	38,130	4.5
Other non-residential	44,017	4.6	33,733	3.7	15,526	1.8
Total non-residential	317,218	32.9	317,719	34.8	285,448	33.7

Construction/land development:
One-to-four family residential	76,404	7.9	58,447	6.4	64,312	7.6
Multifamily	123,497	12.8	108,801	11.9	77,281	9.1
Commercial	1,100	0.1	-	0.0	-	0.0
Land development	39,012	4.1	39,687	4.3	22,595	2.7
Total construction/land development	240,013	24.9	206,935	22.6	164,188	19.4

One-to-four family residential:
Permanent owner occupied	137,816	14.3	135,743	14.9	146,762	17.3
Permanent non-owner occupied	118,816	12.3	113,476	12.4	104,970	12.4
Total one-to-four family residential	256,632	26.6	249,219	27.3	251,732	29.7

Business:
Aircraft	6,235	0.7	2,760	0.3	-	0.0
Other business	8,971	0.9	7,610	0.8	7,208	0.9
Total business	15,206	1.6	10,370	1.1	7,208	0.9

Consumer	9,031	0.9	7,878	0.9	6,333	0.7
Total loans	963,984	100.0%	913,839	100.0%	847,099	100.0%
Less:
Loans in Process ("LIP")	88,475		61,735		68,979
Deferred loan fees, net	2,552		2,178		1,940
ALLL	11,285		11,158		10,134
Loans receivable, net	$861,672		$838,768		$766,046

Concentrations of credit: (1)
Construction loans as % of total capital	115.3%		111.7%		76.0%
Total non-owner occupied commercial real estate as % of total capital	443.0%		441.2%		407.3%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.70%	0.91%	1.12%	1.00%	0.60%
Return on equity	5.22	6.76	8.58	6.39	3.41
Dividend payout ratio	38.89	26.09	20.62	27.38	51.81
Equity-to-assets ratio	13.27	13.37	13.31	14.06	16.96
Interest rate spread	3.47	3.51	3.53	3.51	3.49
Net interest margin	3.60	3.64	3.65	3.64	3.63
Average interest-earning assets to average interest-bearing liabilities	114.29	114.74	113.75	117.43	118.96
Efficiency ratio	70.27	64.57	57.96	54.69	68.29
Noninterest expense as a percent of average total assets	2.57	2.35	2.17	2.01	2.53
Book value per common share	$13.00	$12.84	$12.63	$12.70	$12.71

Capital Ratios: (1)
Tier 1 leverage ratio	11.46%	11.57%	11.17%	11.37%	12.02%
Common equity tier 1 capital ratio	13.95	14.39	14.36	13.13	14.42
Tier 1 capital ratio	13.95	14.39	14.36	13.13	14.42
Total capital ratio	15.20	15.64	15.61	14.38	15.67

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.07%	0.07%	0.10%	0.12%	0.14%
Nonperforming assets as a percent of total assets	0.22	0.27	0.31	0.32	0.34
ALLL as a percent of total loans	1.29	1.31	1.32	1.28	1.30
ALLL as a percent of nonperforming loans	1,935.68	1,853.49	1,276.34	1,025.72	935.30
Net charge-offs (recoveries) to average loans receivable, net	(0.00)	(0.00)	(0.01)	0.00	(0.01)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$11,158	$10,951	$11,006	$10,134	$9,471
Provision (Recapture of provision)	100	200	(100)	900	600
Charge-offs	-	-	(37)	(28)	-
Recoveries	27	7	82	-	63
ALLL, end of the quarter	$11,285	$11,158	$10,951	$11,006	$10,134
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands)
Yields and Costs:
Yield on loans	4.91%	4.93%	4.92%	4.92%	5.00%
Yield on investments available-for-sale	2.69	2.66	2.49	2.36	2.27
Yield on interest-earning deposits	1.00	0.74	0.59	0.53	0.48
Yield on FHLB stock	2.89	4.14	2.57	2.10	2.89
Yield on interest-earning assets	4.54	4.52	4.47	4.42	4.39

Cost of deposits	1.03	1.00	0.97	0.95	0.91
Cost of FHLB borrowings	1.24	1.05	0.83	0.79	0.89
Cost of interest-bearing liabilities	1.07	1.01	0.94	0.91	0.90

Average Balances:
Loans	$844,853	$825,251	$845,276	$804,014	$726,109
Investments available-for-sale	132,375	128,993	132,077	133,258	133,813
Interest-earning deposits with banks	16,831	24,233	25,082	28,275	39,167
FHLB stock	8,616	8,034	10,205	8,483	6,097
Total interest-earning assets	$1,002,675	$986,511	$1,012,640	$974,030	$905,186

Deposits	$692,922	$688,298	$664,416	$646,658	$637,781
Borrowings	184,357	171,500	225,848	182,804	123,148
Total interest-bearing liabilities	$877,279	$859,798	$890,264	$829,462	$760,929

Average assets	$1,066,477	$1,046,473	$1,071,597	$1,034,811	$963,188
Average stockholders' equity	$143,643	$140,546	$139,658	$161,690	$169,177